Exhibit 10.23

TO:    {PARTICIPANT NAME}
DATE:    September 22, 2017
RE:    Incentive Payment

On behalf of EXCO Resources, Inc. (the “Company”), we are pleased to inform you that the Company has elected to accelerate the payment date for 50% of your incentive award (the “Accelerated Payment Amount”) under the 2017 Management Incentive Plan (the “MIP”) for the annual performance period beginning January 1, 2017 and ending December 31, 2017 (“Performance Year 2017”), if you agree to the terms and conditions contained in this letter agreement (the “Incentive Payment Agreement”). Terms used herein with initial capital letters which are not herein defined have the meanings set forth in the MIP.

1.Incentive Payment. Subject to the terms and conditions set forth herein, you will receive a cash payment (the “Incentive Payment”) in the amount of $_______, which equals 50% of your Award for Performance Year 2017. The performance period beginning January 1, 2017 and ending June 30, 2017is herein referred to as the Modified Performance Period. The Accelerated Payment Amount will be paid by the Company on September 29, 2017, subject to receipt of your countersignature on this Incentive Payment Agreement. The MIP payment terms have been modified to provide for 100% of the Award to be paid in cash and 0% of the Award to be paid in Restricted Stock.

Due to the Modified Performance Period the Performance Measures for determining the Award have been modified to align with the Company’s budget and forecast for the Modified Performance Period. Additionally Finding and Development has been removed as a Performance Measure to allow for a measurement based on the Modified Performance Period. The 20% weight attributable to Finding and Development Costs has been reallocated to the remaining four Performance Measures as set forth below:

		Performance Goals
Performance Measure	Weight	Threshold	Target	Maximum	Actuals
Production (Mcfe)	26%	39,572	42,000	44,428	42,083
General and Administrative Costs (gross) (dollars in millions)	26%	$27.5	$25.0	$22.5	$21.8
Finding and Development Costs (dollars per Mcfe)	N/A	N/A	N/A	N/A	N/A
EBITDA (dollars in millions)	13%	$26.1	$30.5	$34.9	$35.3
Lease Operating Expenses (dollars per Mcfe)	26%	$0.39	$0.35	$0.32	$0.35
Discretion of the Committee	10%
Safety Modifier – TRIR	+/-5%		0.70		0.00

The Safety Modifier will be measured for the Modified Performance Period and will result in a +5% adjustment based on the TRIR results.

The Accelerated Payment Amount represents an amount equal to what you would have received if performance through June 30, 2017 was extrapolated to December 31, 2017. Notwithstanding the foregoing, in the event your employment is terminated (i) by the Company for Cause or (ii) due to your voluntarily resignation, in either case, before January 1, 2018, you will be required to repay to the Company, within ten (10) days of such termination, the Incentive Payment (net of any taxes withheld from same) that was paid to you.

For the performance period beginning July 1, 2017 and ending December 31, 2017, you will be eligible to receive quarterly incentive awards pursuant to a newly adopted bonus program (the “Key Employee Incentive Plan (KEIP)”), which will supersede any and all prior agreements or understandings between you and the Company with respect to the MIP, whether written or oral. The Key Employee Incentive Plan (KEIP) is being adopted to encourage you to remain with and devote your best efforts to the Company, and to reward you for your commitment to continuing service.

For purposes of this Incentive Payment Agreement, “Cause” means (A) your willful breach or habitual neglect of assigned duties to the Company, including compliance with Company policies; (B) your conviction (including any plea of nolo contendere) of any felony or crime involving dishonesty or moral turpitude; (C) any act of personal dishonesty knowingly taken by you in connection with your responsibilities as an employee and intended to result in your personal enrichment or the enrichment of any other person; (D) bad faith conduct that is materially detrimental to the Company; (E) your inability to perform your duties due to alcohol or illegal drug use; (F) any act or omission by you which is of substantial detriment to the Company because your intentional failure to comply with any statute, rule or regulation, except any act or omission you believe in good faith to have been in or not opposed to the best interest of the Company (without an intent to gain, directly or indirectly, a profit to which you were not legally entitled) and except that Cause shall not mean bad judgment or negligence other than habitual neglect of duty; or (G) any other act or failure to act or other conduct which is determined by the Compensation Committee of the Board, in its sole discretion, to be demonstrably and materially injurious to the Company, monetarily or otherwise.

2.    Waiver and Release of Claims. By executing the Incentive Payment Agreement, you agree that this constitutes a full and final release by you and your descendants, dependents, heirs, executors, administrators, assigns and successors, of any and all claims, charges, and complaints, whether known or unknown, that you have or may have to date under the MIP, including claims related to termination of the Performance Period as of June 30, 2017 and implementation of the KEIP. To the fullest extent allowed by law, you hereby waive and release any and all such claims, charges and complaints in return for the Incentive Payment, as set forth in the Incentive Payment Agreement.

3.    Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

4.    No Right to Continued Employment. Nothing in this Incentive Payment Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.
5.    Other Benefits. The Incentive Payment is a special incentive payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

6.    No Assignments; Successors. This Incentive Payment Agreement is personal to each of the parties hereto. Except as provided in this paragraph, no party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Incentive Payment Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided that the Company will require such successor to expressly assume and agree to perform this Incentive Payment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

7.    Effectiveness. This Incentive Payment Agreement shall be effective September 25, 2017.

8.    Governing Law. This Incentive Payment Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Texas, without reference to rules relating to conflicts of laws.

9.    Counterparts. This Incentive Payment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10.    Entire Agreement; Amendment. This Incentive Payment Agreement constitutes the entire agreement between you and the Company with respect to the Incentive Payment and supersedes any and all prior agreements or understandings between you and the Company with respect to the Incentive Payment and the MIP, whether written or oral. This Incentive Payment Agreement may be amended or modified only by a written instrument executed by you and the Company.

11.    Section 409A Compliance. Although the Company does not guarantee the tax treatment of the Incentive Payment, the intent of the parties is that the Incentive Payment be exempt from the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Incentive Payment Agreement shall be interpreted in a manner consistent therewith.

This Incentive Payment Agreement is intended to be a binding obligation on you and the Company. If this Incentive Payment Agreement accurately reflects your understanding as to the terms and conditions of the Incentive Payment, please sign and date one copy of this Incentive Payment Agreement no later than September 25, 2017 and return the same to me for the Company’s records. You should make a copy of the executed Incentive Payment Agreement for your records.

{Signatures on the Following Page}

Very truly yours,

EXCO RESOURCES, INC.

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Incentive Payment, and I hereby confirm my agreement to the same.

___________________________	Dated:
Signature

___________________________	__________________________
Print Name	Print Title